Registration No. 333-190588

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6
TO
FORM S-11
on
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Phillips Edison Grocery Center REIT II, Inc.
(REIT Merger Sub, LLC, as successor by merger to Phillips Edison Grocery Center REIT II, Inc.)
(Exact name of registrant as specified in its charter)

Maryland	61-1714451
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Phillips Edison & Company, Inc.
11501 Northlake Drive
Cincinnati, Ohio 45249
(513) 554-1110
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jeffrey S. Edison
Chief Executive Officer
11501 Northlake Drive
Cincinnati, Ohio 45249
(513) 554-1110
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Tanya E. Brady, Esq. Phillips Edison & Company, Inc. 11501 Northlake Drive Cincinnati, Ohio 45249 (513) 554-1110

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☑	Smaller reporting company	☐

Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 6 to Form S-11 on Form S-3 (this “Post-Effective Amendment”) relates to the Registration Statement (No. 333-190588) on Form S-11 and Form S-3 of Phillips Edison Grocery Center REIT II, Inc. (the “Company”) originally filed with the Securities and Exchange Commission on February 12, 2016 (the “Registration Statement”).

On July 17, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Phillips Edison & Company, Inc. (“PECO”), REIT Merger Sub, LLC (“Merger Sub”) and certain other parties thereto. On November 16, 2018, pursuant to the Merger Agreement, the Company merged with and into Merger Sub (the “Merger”), with Merger Sub surviving as a wholly owned subsidiary of PECO. At the effective time of the Merger, each outstanding share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”), or fraction thereof, was converted into the right to receive 2.04 (the “Exchange Ratio”) (or with respect to any fractional share of Company Common Stock, that fraction consistent with the Exchange Ratio) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of PECO.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, Merger Sub, as successor in interest by merger to the Company, hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 16, 2018. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

REIT MERGER SUB, LLC (as successor by merger to Phillips Edison Grocery Center REIT II, Inc.) By: Phillips Edison & Company, Inc., its sole member

Date: November 16, 2018	By:	/s/ Devin I. Murphy
Name: Devin I. Murphy
Title: Chief Financial Officer and Treasurer